Exhibit 99.1

IT Tech Packaging, Inc. Announces Fourth Quarter and Fiscal Year 2022 Financial Results

BAODING, China, March 24, 2023 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the fourth quarter and audited financial results for the fiscal year ended December 31, 2022.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “In fiscal year 2022, our business execution was reflected as we generated approximately $100.35 million in revenue and approximately $4.75 million in gross profit. With the domestic business and markets resumption in an orderly manner as the pandemic is gradually under control in China, we expect that the market demand for our products will recover gradually. “

Fourth Quarter 2022 Financial Results

	For the Three Months Ended December 31,
($ millions)	2021	2022	% Change
Revenues	45.05	21.37	-52.6%
Regular Corrugating Medium Paper (“CMP”)*	32.66	17.28	47.1%
Light-Weight CMP**	7.00	3.77	46.1%
Offset Printing Paper	2.97	-	-100.0%
Tissue Paper Products	2.28	0.25	-88.9%
Face Masks	0.15	0.06	-60.7%

Gross profit	4.34	1.03	-76.3%
Gross profit (loss) margin	9.6%	4.8%	-4.8	pp****
Regular Corrugating Medium Paper (“CMP”)*	9.6%	8.3%	-1.3	pp****
Light-Weight CMP**	12.2%	10.3%	-1.9	pp****
Offset Printing Paper	21.5%	-	-
Tissue Paper Products***	-13.9%	-315.2%	-301.3	pp****
Face Masks	25.2%	27.5%	2.3	pp****
Operating income (loss)	1.95	-0.49	-125.2%
Net income (loss)	4.16	-11.91	-386.6%
EBITDA	8.66	3.77	-56.5%
Basic and Diluted earnings (loss) per share	0.45	-1.19	-364.4%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

•	Revenue decreased by 52.6% to approximately $21.37 million, primarily attributable to an decrease in sales volume of all categories of products and decrease in ASP of CMP.
•	Gross profit decreased by 76.3% to approximately $1.03 million. Total gross margin decreased by 4.8 percentage point to 4.8%.
•	Loss from operations was approximately $0.49 million, compared to operation income of approximately $1.95 million for the same period of last year.
•	Net loss was approximately $11.91 million, or loss of $1.19 per basic and diluted share, compared to net income of approximately $4.16 million, or earnings of $0.45 per basic and diluted share, for the same period of last year.
•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by 56.5% to approximately $3.77million.

Revenue

For the fourth quarter of 2022, total revenue decreased by approximately $23.7 million, or 52.6%, to approximately $21.4 million from approximately $45.0 million for the same period of last year. The decrease in total revenue was mainly due to the decrease in sales volume of CMP, offset printing paper and tissue paper products and the decrease in ASP of CMP and offset printing paper.

The following table summarizes revenue, volume and ASP by product for the fourth quarter of 2022 and 2021, respectively:

	For the Three Months Ended December 31,
	2021			2022
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	32,662	57,410	569	17,281	41,941	412
Light-Weight CMP	6,996	12,543	558	3,768	9,365	402
Offset Printing Paper	2,967	3,911	759	-	-	-
Tissue Paper Products	2,278	2,292	994	253	234	1,083
Total	44,903	76,156	590	21,302	51,540	413

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	146	3,014	49	57	1,330	43

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $18.6 million, or 46.9%, to approximately $21.1 million and accounted for 98.5 % of total revenue for the fourth quarter of 2022, compared to approximately $39.7 million, or 88.0% of total revenue, for the same period of last year. The Company sold 51,306 tonnes of CMP at an ASP of $410/tonne in the fourth quarter of 2022, compared to 69,953 tonnes at an ASP of $567/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by approximately $15.4 million, or 47.1%, to approximately $17.3 million, resulting from sales of 41,941 tonnes at an ASP of $412/tonne, during the fourth quarter of 2022, compared to revenue of approximately$32.7 million, resulting from sales of 57,410 tonnes at an ASP of $569/tonne, for the same period of last year. Revenue from light-weight CMP decreased by approximately $3.2 million, or 46.1%, to approximately $3.8 million, resulting from sales of 9,365 tonnes at an ASP of $402/tonne for the fourth quarter of 2022, compared to revenue of approximately $7.0 million, resulting from sales of 12,543 tonnes at an ASP of $558/tonne for the same period of last year.

Revenue from offset printing paper was $nil for the three months ended December 31, 2022, due to COVID-19, offset printing paper was suspended in 2022. Revenue from offset printing paper was  approximately $3.0 million for the fourth quarter of 2021, with 3,911 tonnes sold at an ASP of $759/tonne.

Revenue from tissue paper products decreased by $2.0 million, or 88.9%, to approximately $0.3 million, resulting from sales of 234 tonnes at an ASP of $1,083/tonne, for the fourth quarter of 2022, compared to revenue of approximately$2.3million, resulting from sales of 2,292 tonnes at an ASP of $994/tonne for the same period of last year.

Revenue from face masks decreased by $89,508, or 61.2%, to approximately $56,774  for the fourth quarter ended December 31, 2022, from $146,282 for the same period of 2021. The Company sold 1,330 thousand pieces of face masks for the fourth quarter ended December 31, 2022, compared to 3,014 thousand pieces of face masks for the same period of 2021.

Gross Profit and Gross Margin

Total cost of sales decreased by $20.3 million, or 49.9%, to approximately $20.4 million for the fourth quarter of 2022 from approximately $40.7 million for the same period of last year. For paper products, overall cost of sales per tonne was $394 for the fourth quarter of 2022, compared to $533 for the same period of last year. The decrease in overall cost of sales was mainly due to the decrease in sales volume of CMP and offset printing paper and decrease of material costs of CMP in the fourth quarter of 2022.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $378, $361, $nil and $4,494, respectively, for the fourth quarter of 2022, compared to  $514, $490, $596, and $1,132, respectively, for the same period of last year.

Total gross profit was approximately $1.0 million for the fourth quarter of 2022, compare to the gross profit of approximately$4.3 million for the same period of last year as a result of factors described above. Overall gross margin was 4.8% for the fourth quarter of 2022, compared to 9.6% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 8.3%, 10.3%, n/a, -315.2% and 27.5%, respectively, for the fourth quarter of 2022, compared to 9.6%, 12.2%, 21.5%, -13.9% and 25.2%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.9million, or 36.4%, to approximately $1.5 million for the fourth quarter of 2022 from approximately$2.4 million for the same period of last year.

Income (Loss) from Operations

Loss from operations was approximately $0.5million for the fourth quarter of 2022, a decrease of $2.4 million, or 125.2%, from income from operations of approximately $2.0 million for the same period of last year. Operating loss margin was -2.3% for the fourth quarter of 2022, compared to operating margin of 4.3% for the same period of last year.

Net Income (Loss)

Net loss was approximately $11.9 million, or $1.19 loss per basic and diluted share for the fourth quarter of 2022, representing a decrease of $16.1 million, or 386.6%, from net income of approximately $4.2 million, or $0.45 earnings per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was approximately $3.8 million for the fourth quarter of 2022, compared to approximately $8.7 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,
($ millions)	2021	2022
Net income (loss)	4.16	-11.91
Add: Income tax	0.60	11.87
Net interest expense	0.28	0.24
Depreciation and amortization	3.62	3.57
EBITDA	8.66	3.77

Full Year Ended December 31, 2022 Financial Results

	For the Twelve Months Ended December 31,
($ millions)	2021	2022	% Change
Revenues	160.88	100.35	-37.62%
Regular Corrugating Medium Paper (“CMP”)*	111.08	82.30	-25.91%
Light-Weight CMP**	23.43	16.43	-29.89%
Offset Printing Paper	17.06	0	-100%
Tissue Paper Products	8.77	1.36	-84.53%
Face Masks	0.54	0.26	-52.1%

Gross profit	11.02	4.75	-56.9%
Gross profit (loss) margin	6.9%	4.7%	-2.2	pp****
Regular Corrugating Medium Paper (“CMP”)*	6.3%	7.4%	1.1	pp****
Light-Weight CMP**	8.7%	9.4%	0.7	pp****
Offset Printing Paper	18.2%	-	-
Tissue Paper Products***	-14.3%	-216.3%	-202.1	pp****
Face Masks	19.2%	26.1%	6.9	pp****
Operating income (loss)	1.46	-5.30	-463.5%
Net income	0.91	-16.57	-1930.0%
EBITDA	22.94	10.96	-52.2%
Basic and Diluted earnings (loss) per share	0.10	-1.66	-1,760.0%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue

For the year ended December 31, 2022, total revenue decreased by $60.5 million, or 37.6%, to approximately $100.4 million from approximately$160.9 million for 2021. The decrease in total revenue was mainly due to the decrease in sales volume of CMP, offset printing paper and tissue paper and the decrease in ASP of CMP.

The following table summarizes revenue, volume and ASP by product for the years ended December 31, 2021 and 2022, respectively:

	For the Twelve Months Ended December 31,
	2021			2022
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	111,079	213,490	520	82,297	180,977	455
Light-Weight CMP	23,432	46,201	507	16,428	37,354	440
Offset Printing Paper	17,063	24,513	696	-	-	-
Tissue Paper Products	8,770	8,255	1,062	1,356	1,273	1,065
Total	160,344	292,459	548	100,082	219,604	456

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	538	12,664	42	258	5,625	46

Revenue from CMP, including both regular CMP and light-Weight CMP decreased by $35.8 million, or 26.6%, to approximately $98.7 million, and accounted for 98.4% of total revenue for the year ended December 31, 2022, compared to  approximately$134.5 million, or 83.6% of total revenue for 2021. The Company sold 218,331tonnes of CMP at an ASP of $452/tonne in the year ended December 31, 2022, compared to 259,691tonnes at an ASP of $518/tonne in 2021.

Of the total CMP sales, revenue from regular CMP decreased by $28.8 million, or 25.9%, to approximately $82.3 million, resulting from sales of 180,977 tonnes at an ASP of $455/tonne during the year ended December 31, 2022, compared to revenue of approximately$111.1 million, resulting from sales of 213,490 tonnes at an ASP of $520/tonne for 2021. Revenue from light-weight CMP decreased by $7.0 million, or 29.9%, to approximately$16.4 million, resulting from sales of 37,354 tonnes at an ASP of $440/tonne for the year ended December 31, 2022, compared to revenue of approximately$23.4million, resulting from sales of 46,201tonnes at an ASP of $507/tonne for 2021.

Revenue from offset printing paper was $nil for the year ended December 31, 2022 compared to the revenue of $17.1 for the year ended December 31, 2021. Due to COVID-19, our paper production was restricted and production of offset printing paper was suspended in 2022.

Revenue from tissue paper products decreased by $7.4 million, or 84.5%, to approximately $1.4 million, resulting from sales of 1,273 tonnes at an ASP of $1,065/tonne, for the year ended December 31, 2022, compared to revenue of approximately $8.8 million, resulting from sales of 8,255 tonnes at an ASP of $1,062/tonne for 2021.

Revenue from face masks decreased by $0.3 million, or 52.1%, to approximately $0.3 million for the year ended December 31, 2022, from approximately $0.5 million for 2021. The Company sold 5,625 thousand pieces of face masks for the year ended December 31, 2022, compared to 12,664 thousand pieces of face masks for 2021.

Gross Profit and Gross Margin

Total cost of sales decreased by $54.2 million, or 36.1%, to approximately $95.6 million for the year ended December 31, 2022 from approximately $149.9 million for 2021. The decrease in overall cost of sales was mainly due to the decreased sales volume of CMP and offset printing paper and decreased material costs of CMP in the year ended December 31, 2022.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $421, $398, $nil, and $3,370, respectively, for the year ended December 31, 2022 compared to $487, $463, $570, and $1,214, respectively, for 2021.

Total gross profit decreased by $6.3 million, or 56.9%, to approximately $4.8 million for the year ended December 31, 2022 from approximately $11.0 million for 2021. Overall gross margin decreased by 2.2 percentage points to 4.7% for the year ended December 31, 2022 from 6.9% for 2021. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 7.4%, 9.4%, nil, -216.3% and 26.1%, respectively, for the year ended December 31, 2022, compared to 6.3%, 8.7%, 18.2%, 14.3% and 19.2%, respectively, for 2021.

Selling, General and Administrative Expenses

SG&A expenses increased by $0.5 million, or 5.24%, to approximately $10.1 million for the year ended December 31, 2022 from approximately $9.6 million for 2021. As a percentage of total revenue, SG&A expenses was 10.0% for the year ended December 31, 2022, compared to 5.9% for 2021.

Income (Loss) from Operations

Loss from operations decreased by $6.8 million, or 463.5% to approximately $5.3 million for the year ended December 31, 2022 from income from operations of approximately $1.5 million for 2021. Operating loss margin was -5.3% for the year ended December 31, 2022, compared to operating margin of 0.9% for 2021.

Net Income (Loss)

Net loss decreased by $17.5 million, or 1930.0%, to approximately $16.6 million, or losses per basic and diluted share of $1.66, for the year ended December 31, 2022, compared to net income of approximately $0.9 million, or earnings per basic and diluted share of $0.10 for 2021.

EBITDA

EBITDA decreased by $12.0 million, or 52.2%, to approximately $11.0 million for the year ended December 31, 2022 from approximately $22.9 million for 2021.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Twelve Months Ended December 31,
($ millions)	2021	2022
Net income (loss)	0.91	-16.57
Add: Income tax	5.55	11.71
Net interest expense	1.12	1.03
Depreciation and amortization	15.36	14.79
EBITDA	22.94	10.96

Cash, Liquidity and Financial Position

As of December 31, 2022, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including loan from credit union) of approximately $9.5 million, $11.2 million and $4.2 million, respectively, compared to  approximately $11.2 million, $13.5 million and $3.0 million, respectively, at the end of 2021.

Net accounts receivable was approximately $0.9 million as of December 31, 2022, compared to  approximately $4.9 million as of December 31, 2021. Net inventory was approximately $2.9 million as of December 31, 2022, compared to approximately $5.8 million at the end of 2021. As of December 31, 2022, the Company had current assets of approximately $47.2 million and current liabilities of approximately $17.6 million, resulting in a working capital of approximately $29.6 million. This was compared to current assets of approximately $55.5 million and current liabilities of approximately $20.4 million, resulting in a working capital of approximately $35.1 million at the end of 2021.

Net Cash provided by operating activities was approximately $10.7 million for the year ended December 31, 2022, compared to net cash used in operating activities of approximately $2.4 million for 2021. Net cash used in investing activities was approximately $10.9 million for the year ended December 31, 2022, compared to approximately $25.1 million for 2021. Net cash used in financing activities was approximately $0.9 million for the year ended December 31, 2022, compared to net cash provided by financing activities of approximately $34.2 million for 2021.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: https://www.itpackaging.cn/.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company
Email: ir@itpackaging.cn

Tel: +86 0312 8698215

IT TECH PACKAGING, INC.

 CONSOLIDATED BALANCE SHEETS

 AS OF DECEMBER 31, 2022 AND 2021

	December 31,	December 31,
	2022	2021
ASSETS

Current Assets
Cash and bank balances	$9,524,868	$11,201,612
Accounts receivable (net of allowance for doubtful accounts of $881,878 and $69,053 as of December 31, 2022 and December 31, 2021, respectively)	-	4,868,934
Inventories	2,872,622	5,844,895
Prepayments and other current assets	27,207,127	25,796,640
Due from related parties	7,561,858	7,804,068

Total current assets	47,166,475	55,516,149

Prepayment on property, plant and equipment	1,031,502	43,446,210
Operating lease right-of-use assets, net	672,722	-
Finance lease right-of-use assets, net	1,939,970	2,286,459
Property, plant, and equipment, net	151,569,898	126,587,428
Value-added tax recoverable	2,066,666	2,430,277
Deferred tax asset non-current	-	11,268,679

Total Assets	$204,447,233	$241,535,202

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$5,598,311	$5,958,561
Current portion of long-term loans	4,835,884	6,838,465
Lease liability	224,497	210,161
Accounts payable	5,025	10,255
Advance from customers	-	39,694
Due to related parties	727,462	727,433
Accrued payroll and employee benefits	165,986	291,206
Other payables and accrued liabilities	5,665,558	5,250,539
Income taxes payable	417,906	1,108,038

Total current liabilities	17,640,629	20,434,352

Long-term loans	4,204,118	2,980,065
Deferred gain on sale-leaseback	52,314	155,110
Lease liability - non-current	579,997	152,233
Derivative liability	646,283	2,063,534

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $16,784,878 and $17,924,475 as of December 31, 2022 and 2021, respectively)	23,123,341	25,785,294

Commitments and Contingencies

Stockholders’ Equity
Common stock, 50,000,000 shares authorized, $0.001 par value per share, 10,065,920 and 9,915,920 shares issued and outstanding as of December 31, 2022 and December, 31, 2021, respectively.	10,066	9,916
Additional paid-in capital	89,172,771	89,016,921
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive (loss) income	(7,514,540)	10,496,168
Retained earnings	93,575,021	110,146,329

Total stockholders’ equity	181,323,892	215,749,908

Total Liabilities and Stockholders’ Equity	$204,447,233	$241,535,202

IT TECH PACKAGING, INC.

 CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

 FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Year Ended
	December 31,
	2022	2021

Revenues	$100,352,434	$160,881,720

Cost of sales	(95,598,238)	(149,864,161)

Gross Profit	4,754,196	11,017,559

Selling, general and administrative expenses	(10,058,723)	(9,558,190)

(Loss) Income from Operations	(5,304,527)	1,459,369

Other Income (Expense):
Interest income	24,264	38,766
Subsidy income	-	198,530
Interest expense	(1,027,951)	(1,124,702)
Gain on acquisition	30,994	-
Gain (Loss) on derivative liability	1,417,251	5,880,526

(Loss) Income before Income Taxes	(4,859,969)	6,452,489

Provision for Income Taxes	(11,711,339)	(5,546,954)

Net (Loss) Income	(16,571,308)	905,535

Other Comprehensive (Loss) Income
Foreign currency translation adjustment	(18,010,708)	4,755,448

Total Comprehensive (Loss) Income	$(34,582,016)	$5,660,983

(Losses) Earnings Per Share:

Basic and Diluted (Losses) Earnings per Share	$(1.66)	$0.10

Outstanding – Basic and Diluted	9,972,788	9,133,440

IT TECH PACKAGING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Year Ended
	December 31,
	2022	2021

Cash Flows from Operating Activities:
Net income	$(16,571,308)	$905,535
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,788,036	15,358,452
(Gain) Loss on derivative liability	(1,417,251)	(5,880,526)
Gain on acquisition	(30,992)	-
(Recovery from) for bad debts	843,779	33,480
Share-based compensation and expenses	156,000	-
Deferred tax	10,261,104	2,730,050
Changes in operating assets and liabilities:
Accounts receivable	3,750,196	(2,430,495)
Prepayments and other current assets	(3,976,010)	(8,350,716)
Inventories	2,554,072	(4,531,263)
Accounts payable	(4,496)	(589,371)
Advance from customers	(37,452)	(44,366)
Related parties	444,291	(785,097)
Accrued payroll and employee benefits	(103,683)	60,334
Other payables and accrued liabilities	677,840	254,966
Income taxes payable	(614,738)	832,946
Net Cash (Used in) Provided by Operating Activities	10,719,388	(2,436,071)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(4,534,092)	(25,071,372)
Proceeds from sale of property, plant and equipment	-	-
Acquisition of land	(6,364,439)	-
Net Cash Used in Investing Activities	(10,898,531)	(25,071,372)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	-	41,837,553
Proceeds from short term bank loans	6,214,020	5,892,298
Proceeds from long term loans	59,195	-
Repayment of bank loans	(6,071,952)	(6,512,703)
Payment of capital lease obligation	(206,114)	(185,050)
Loan to a related party (net)	(874,745)	(6,838,274)
Net Cash Provided by (Used in) Financing Activities	(879,596)	34,193,824

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(618,005)	372,794

Net (Decrease) Increase in Cash and Cash Equivalents	(1,676,744)	7,059,175

Cash, Cash Equivalents - Beginning of Year	11,201,612	4,142,437

Cash, Cash Equivalents - End of Year	$9,524,868	$11,201,612

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$320,568	$577,194
Cash paid for income taxes	$2,049,911	$1,970,984